                                                                    EXHIBIT 8.1


                                            March 26, 1999

Apartment Investment and Management Company
1873 South Bellaire Street
Suite 1700
Denver, Colorado 80222

AIMCO Properties, L.P.
1873 South Bellaire Street
Suite 1700
Denver, Colorado 80222


                      Re: Federal Income Tax Consequences

Ladies and Gentlemen:

         You have requested our opinion concerning the material United States Federal income tax consequences of the offers (the "Offers") by AIMCO Properties, L.P., a Delaware limited partnership (the "AIMCO Operating Partnership"), to acquire partnership units of the partnerships listed in Exhibit A attached hereto (the "Target Partnerships") from an owner of such partnership units (an "Offeree") in exchange for cash, AIMCO Operating Partnership Preferred Units ("Preferred OP Units") and/or AIMCO Operating Partnership Common Units ("Common OP Units," and together with the Preferred OP Units, the "OP Units") as more fully described in (i) the Registration Statement on Form S-4 (No. 333-60355) initially filed with the Securities and Exchange Commission on July 31, 1998, as amended (the "Registration Statement"), (ii) the prospectus, dated March 26, 1999 (the "Prospectus"), included as part of the Registration Statement, and (iii) the prospectus supplements relating to the Offers (the "Prospectus Supplements"), included as part of the Registration Statement. All capitalized terms used herein, unless otherwise specified, shall have the meanings assigned to them in the Registration Statement.

         In connection with the Offers, we have acted as special tax counsel to Apartment Investment and Management Company, a Maryland corporation

("AIMCO," and together with its Subsidiaries (as defined below), the "Company"), and to the AIMCO Operating Partnership, and we have assisted in the preparation of the Registration Statement and certain other documents related to the Offers. In formulating our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such other documentation and information provided by you as are relevant to the Offers and necessary to prepare the Registration Statement or as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In addition, you have provided us with certain factual representations and covenants of officers of the Company relating to, among other things, the actual and proposed operation of the Company and the liabilities of the Target Partnerships. For purposes of our opinion, we have not made an independent investigation of the facts set forth in such representations, the partnership agreements and organizational documents for each of the partnerships and limited liability companies in which AIMCO holds a direct or indirect interest (the "Subsidiaries"), the Registration Statement or any other document. We have, consequently, assumed and relied upon your representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way. We have also relied upon the opinion of Piper & Marbury L.L.P. dated March 26, 1999 with respect to certain matters of Maryland law and the opinion of Altheimer & Gray dated May 8, 1998 with respect to the qualification of Ambassador Apartments, Inc., as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code") for its taxable year ended December 31, 1994 and all subsequent taxable years ending on or before May 8, 1998 (including the short taxable year ending on or before May 8, 1998). In addition, we have assumed the qualification of Insignia Properties Trust as a REIT under the Code and have relied upon the opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. dated October 1, 1998 in this regard.

         In rendering our opinion, we have assumed that the transactions contemplated by the foregoing documents have been or will be consummated in accordance with the operative documents and that such documents accurately reflect the material facts of such transactions. In addition, our opinion is based on the correctness of the following specific assumptions: (i) each of AIMCO, the Subsidiaries, Property Asset Management Services, Inc., AIMCO/NHP Holdings, Inc., AIMCO/NHP Properties, Inc., NHP Management Company, NHP A&R Services, Inc., as well as each "qualified REIT subsidiary" of AIMCO (within the meaning of Section 856(i)(2) of the Code), has been and will continue to be operated in accordance with the laws of the jurisdiction in which it was formed and in the manner described in the relevant organizational documents and in the Registration Statement (including any documents incorporated therein by reference) and (ii) there have been no changes in the applicable laws of the State of Maryland or any other state under the laws of which any of the Subsidiaries have been formed. In rendering our opinion, we have also considered and relied upon, and our opinion is based upon, the Code, the Treasury Regulations promulgated thereunder (the "Treasury Regulations"), administrative rulings and the other interpretations of the Code and the Treasury Regulations by the courts and the Internal Revenue Service, all as they exist as of the date hereof. With respect to the latter assumption, it should be noted that the Code, Treasury Regulations, judicial decisions, and administrative interpretations are subject to differing interpretations or change at any time and, in some circumstances, with retroactive effect. Any material change which is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions herein.

         We express no opinion as to the laws of any jurisdiction other than the Federal laws of the United States of America to the extent specifically referred to herein.

         Based on and subject to the foregoing, we are of the opinion that:

              1. Commencing with AIMCO's initial taxable year ended December 31, 1994, AIMCO was organized in conformity with the requirements for qualification as a REIT under the Code, and its actual method of operation has enabled, and its proposed method of operation will enable, AIMCO to meet the requirements for qualification and taxation as a REIT. As noted in the Registration Statement, AIMCO's qualification and taxation as a REIT depend upon its ability to meet, through actual annual operating results, certain requirements, including requirements relating to distribution levels and diversity of stock ownership, and the various qualification tests imposed under the Code, the results of which have been represented by AIMCO's officers and will not be reviewed by us. No assurance can be given that the actual results of AIMCO's future operations for any one taxable year will satisfy the requirements for taxation as a REIT under the Code.

              2. The AIMCO Operating Partnership will be treated as a partnership and not as an association taxable as a corporation for United States Federal income tax purposes.

              3. An Offeree will not recognize gain or loss for Federal income tax purposes when such Offeree exchanges its Target Partnership units solely for OP Units. If, immediately prior to such exchange, the amount of the Target Partnership's liabilities allocable to the units such Offeree transfers to the AIMCO Operating Partnership exceeds the amount of the AIMCO Operating Partnership's liabilities allocable to such Offeree immediately after the exchange, the Offeree will receive a deemed distribution in an amount equal to such liability relief and will recognize gain for Federal income tax purposes to the extent that the amount of such deemed distribution exceeds its aggregate adjusted tax basis in its OP Units.

              4. If an Offeree exchanges its Target Partnership units for cash and OP Units, such Offeree will be treated for Federal income tax purposes as selling some of its Target Partnership units for cash in a taxable sale and contributing some of its Target Partnership units for OP Units in a tax-free exchange. With respect to the Target Partnership units that such Offeree will be treated as selling for cash, the Offeree will be taxed as described in paragraph number five below. With respect to the Target Partnership units that such Offeree will be treated as exchanging for OP Units, the Offeree will be taxed as described in paragraph number three above.

              5. If an Offeree sells its Target Partnership units solely for cash, such Offeree will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (i) the amount realized by such Offeree on the sale and (ii) such Offeree's adjusted tax basis in the units it sold.

              6. If an Offeree retains all or a portion of its Target Partnership units and such Target Partnership terminates for Federal income tax purposes, such Offeree will not recognize any gain or loss as a result of such termination and its capital account in such Target Partnership will not be affected.

              7. Because of the factual nature of the inquiry, we express no opinion as to whether an Offeree's exercise of a redemption right with respect to an OP Unit would cause such Offeree's contribution of Target Partnership units to the AIMCO Operating Partnership to be a taxable transaction under the disguised sale rules of the Code.

              8. The discussion in the Prospectus under the captions "FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS" and "FEDERAL INCOME TAXATION OF THE AIMCO OPERATING PARTNERSHIP AND OP UNIT HOLDERS" and in the Prospectus Supplements under the caption "FEDERAL INCOME TAX CONSEQUENCES" is a fair and accurate summary of the material United States Federal income tax consequences of the Offers and of the acquisition, ownership and disposition of the OP Units and the AIMCO Stock by a holder who acquires such OP Units and the AIMCO Stock in connection with the Offers, subject to the qualifications set forth therein.

         Other than as expressly stated above, we express no opinion on any issue relating to AIMCO, the Subsidiaries, the AIMCO Operating Partnership, the Target Partnerships or to any investment therein.

         This opinion is intended for the use of the addressees and the Offerees and, except as set forth herein, it may not be used, circulated, quoted or relied upon for any other purpose without our prior written consent. We consent to the use of this opinion by the addressees and the Offerees in connection with the Offers. We also consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Skadden, Arps, Slate, Meagher & Flom LLP under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category or persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented, covenanted or assumed herein or any subsequent changes in applicable law.

                                            Very truly yours,

                                   Exhibit A


1.       Baywood Apartments, Ltd.
2.       Buccaneer Trace Limited Partnership
3.       Burgundy Court Associates, L.P.
4.       Calmark/Fort Collins, Ltd.
5.       Catawba Club Associates, L.P.
6.       Cedar Tree Investors Limited Partnership
7.       Chapel Hill, Limited
8.       Coastal Commons Limited Partnership
9.       Four Quarters Habitat Apartment Associates, Ltd.
10.      Georgetown of Columbus Associates, L.P.
11.      La Colina Partners, Ltd.
12.      Lake Eden Associates, L.P.
13.      Landmark Associates, Ltd.
14.      Northbrook Apartments, Ltd.
15.      Orchard Park Apartments Limited Partnership
16.      Park Towne Place Associates Limited Partnership
17.      Quail Run Associates, L.P.
18.      Ravensworth Associates Limited Partnership
19.      Rivercreek Apartments Limited Partnership
20.      Rivercrest Apartments Ltd.
21.      Salem Arms of Augusta Limited Partnership
22.      Shaker Square, L.P.
23.      Shannon Manor Apartments, a Limited Partnership
24.      Sharon Woods, L.P.
25.      Snowden Village Associates, L.P.
26.      Sturbrook Investors, Ltd.
27.      Sycamore Creek Associates, L.P.
28.      Texas Residential Investors Limited Partnership
29.      Thurber Manor Associates, L.P.
30.      Villa Nova, Limited Partnership
31.      Walker Springs, Limited
32.      Wingfield Investors Limited Partnership
33.      Woodmere Associates, L.P.
34.      Yorktown Towers Associates